Exhibit 107

Calculation of Filing Fee Tables
S-8
XBiotech Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, no par value per share	Other	3,000,000	$ 2.40	$ 7,200,000.00	0.0001381	$ 994.32
2	Equity	Common stock, no par value per share	Other	5,382,681	$ 2.40	$ 12,918,434.40	0.0001381	$ 1,784.04
Total Offering Amounts:						$ 20,118,434.40		$ 2,778.36
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,778.36
Offering Note
[1]	Amount registered represents shares of the Registrant's common stock, no par value per share ("Common Stock"), reserved for issuance under the XBiotech Inc. 2025 Equity Incentive Plan (the "Plan") or underlying outstanding awards granted pursuant to the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plan by the Registrant by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock. The proposed maximum offering price per unit is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Stock Market on February 12th, 2026. The Registrant does not have any fee offsets.

[2]	Amount registered represents shares of Common Stock that may become available for issuance under the Plan upon the forfeiture, cancelation or expiration of outstanding stock options granted under the XBiotech Inc. 2015 Equity Incentive Plan, as amended. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plan by the Registrant by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock. The proposed maximum offering price per unit is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Stock Market on February 12th, 2026. The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A